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                                                                     Exhibit 8.1





                                                                December 7, 1998



The Addressees Listed
    on Schedule I Hereto

         Re:  ABFS Mortgage Loan Trust 1998-4,
              Mortgage Backed Notes, Series 1998-4

Ladies and Gentlemen:

         We have acted as special tax counsel in connection with the issuance and delivery of (x) certain mortgage backed notes denominated as ABFS Mortgage Loan Trust 1998-4, Mortgage Backed Notes, Series 1998-4, Class A-1 (the "Class A-1 Notes") and Class A-2 (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Notes"), pursuant to an Indenture, dated as of November 1, 1998 (the "Indenture"), by and between the ABFS Mortgage Loan Trust 1998-4 (the "Trust") and The Bank of New York, as indenture trustee (the "Indenture Trustee"), and (y) two trust certificates (the "Trust Certificates"), pursuant to a Trust Agreement, dated as of November 1, 1998 (the "Trust Agreement"), by and among First Union Trust Company, National Association, as owner trustee (the "Owner Trustee"), Prudential Securities Secured Financing Corporation, and ABFS 1998-4, Inc., as unaffiliated seller (the "Unaffiliated Seller").

         Each class of Notes will be secured by a pledge of a separate portion of the assets of the Trust. The assets of the Trust (the "Trust Estate") will consist primarily of two pools of fixed-rate, closed-end, monthly-pay, business and consumer purpose home equity loans secured by first- or second-lien mortgages or deeds of trust on residential real properties (the "Mortgage Loans"). The Class A-1 Notes will be secured by the Mortgage Loans in the first pool ("Pool I") and the Class A-2 Notes will be secured by the Mortgage Loans in the second pool ("Pool II"). Each pool will constitute a separate sub-trust of the Trust. Each class of Trust Certificates evidences the entire beneficial ownership interest in the sub-trust of the Trust consisting of the related pool of Mortgage Loans.

         As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) a Prospectus, dated September 4, 1998, and a Prospectus Supplement, dated December 4, 1998 (together the "Prospectus"), with respect to the Notes, and (b) an executed copy of the Indenture and the exhibits attached thereto. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in Appendix I to the Indenture.

         Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States, New York State and New York City in effect as of the date hereof, that:



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To the Addressees Listed
    on Schedule I Hereto;
December 7, 1998;
Page 2


         1. The Class A-1 Notes will be treated as indebtedness because (a) the characteristics of the Class A-1 Notes strongly indicate that in economic substance the Class A-1 Notes are a form of indebtedness and (b) the parties have stated unambiguously their intention to treat the Class A-1 Notes as indebtedness for tax purposes.

         2. Assuming that (a) the Trust created under the Trust Agreement makes, as it has covenanted to do in the Trust Agreement, a "real estate mortgage investment conduit" ("REMIC") election, as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the sub-trust of the Trust consisting of the Pool II Mortgage Loans (the "Pool II Sub-Trust"), and (b) the parties to the Trust Agreement comply with the terms thereof, the Pool II Sub-Trust will be treated as a REMIC for federal income tax purposes. Subject to the above, the Class A-2 Notes will be treated as "regular interests" in the REMIC and the Trust Certificate issued pursuant to the Trust Agreement relating to the Pool II Mortgage Loans will be treated as the sole "residual interest" in the REMIC.

         3. The statements under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" in the Prospectus are accurate and complete in all material respects.

         4. As a consequence of the qualification of the Pool II Sub-Trust as a REMIC, the Class A-2 Notes will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under
Section 856(c) of the Code in the same proportion that the assets in the Pool II Sub-Trust consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of the Pool II Sub-Trust as a REMIC, interest on the Class A-2 Notes will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that such Class A-2 Notes are treated as "real estate assets" under Section 856(c) of the Code.

         5. The Trust Estate will not be subject to tax upon its income or assets by the taxing authority of New York State or New York City.

         6. The Trust will not be characterized as an association or publicly traded partnership taxable as a corporation.

                  Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

         This opinion is furnished by us as counsel in connection with the conveyance of the Mortgage Loans to the Trust as of the date hereof. We express no opinion on any matter not discussed in this letter. This opinion letter is rendered as of the Closing Date, at the request of the addressees hereof, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

                                                              Very truly yours,


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                                   SCHEDULE I


Financial Security Assurance Inc.        Prudential Securities Incorporated
350 Park Avenue                          One New York Plaza
New York, New York 10022                 New York, New York 10292

Chase Bank of Texas, N.A.,               Prudential Securities Secured Financing
  as Collateral Agent                      Corporation
801 West Greens Road                     One New York Plaza
Suite 200                                New York, New York 10292
Houston, Texas 77067

Standard & Poor's Ratings Services       Moody's Investors Service, Inc.
25 Broadway                              99 Church Street
New York, New York 10004                 New York, New York 10007

American Business Credit, Inc.           The Bank of New York,
BalaPointe Office Centre                      as Indenture Trustee
111 Presidential Boulevard, Suite 215    101 Barclay Street
Bala Cynwyd, PA 19004                    New York, New 10286

ABFS Mortgage Loan Trust 1998-4          First Union Trust Company,
c/o First Union Trust Company              as Owner Trustee
One Rodney Square                        One Rodney Square
920 King Street, Suite 102               920 King Street, Suite 102
Wilmington, Delaware 19801               Wilmington, Delaware 19801